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                                                                    EXHIBIT 99.1



NEWS RELEASE

                     O.I. CORPORATION COMPLETES PURCHASE OF
                      CERTAIN INTELLIGENT ION, INC. ASSETS


College Station, Texas, December 29, 2004 - O.I. Corporation (the
"Company") (NASDAQ Symbol: OICO) today announced the completion of the purchase of certain assets of Intelligent Ion, Inc. (III), including assignment of license agreements and intellectual property owned by III, prototype products, software, and fixed assets and the termination of the existing strategic alliance between the Company and III. This is the consummation of the transaction contemplated by the letter of intent between the parties and announced by the Company in its press release dated October 26, 2004.

The purchase price was approximately $600,000, which included forgiveness of indebtedness by the Company of approximately $421,000. Some or all of the purchase price will be expensed as acquired in-process research and development.

William W. Botts, president, said,

     "We are pleased to conclude this transaction, which marks the Company's entry into the field of mass spectrometry. We are optimistic about the technology obtained in this purchase; however, we understand that substantial challenge and risk remain in our achieving commercial success with the technology.

     Our research and development expenses will increase as we continue work in-house, which was previously done by III under the strategic alliance. This increase is consistent with our strategy announced in 2003 that we were committing to an increase in research and development in an effort to bring to market new and innovative products even at the risk of incurring quarterly or annual operating losses. We believe that we have the financial resources to pursue this strategy. For the quarter ending September 30, 2004 our total cash and investments in marketable securities amounted to approximately $10.5 million and we had no long-term debt."

O.I. Corporation provides innovative products for chemical analysis. The Company's products perform sample preparation, detection, analysis, measurement, and monitoring applications in food, beverage, pharmaceutical, semiconductor, power generation, chemical, petrochemical, and defense industries. Headquartered in College Station, Texas, the Company's products are sold worldwide by a direct sales force, independent sales representatives, and distributors.

     This press release includes certain statements that may be deemed to be "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future, are forward-looking statements. These statements are based on certain assumptions and analyses made by the Company in light of its experience and its perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements. See "Risk Factors and Cautionary Statement Regarding Forward-Looking Statements" in the Company's form 10-K for the year ended December 31, 2003.